Exhibit 10.24(i)

SIXTH AMENDMENT TO

REAL ESTATE BROKERAGE FRANCHISE AGREEMENT

This Sixth Amendment to Real Estate Brokerage Franchise Agreement (“Sixth Amendment”) is executed this 28th day of May, 2013, (the “Effective Date”), by and between BRER Affiliates LLC, f/k/a Prudential Real Estate Affiliates, Inc., a Delaware limited liability company (“Franchisor”), and Watermark Realty, Inc., a Delaware corporation doing business in the state of Florida as Prudential Florida Realty (“Franchisee”), with reference to the following facts:

A.        Franchisor and Franchisee are parties to that certain Real Estate Brokerage Franchise Agreement effective March 4, 2004, as the same may have been amended from time to time (the “Franchise Agreement”), under the terms of which Franchisee is licensed by Franchisor to use a certain “System,” including proprietary marks of Franchisor, for the promotion and assistance of Franchisee’s independently-owned and operated real estate brokerage businesses.

B.         In connection with franchisee’s conversion to the Berkshire Hathaway HomeServices branded franchise system, which system is owned and operated by an affiliate of Franchisor, this Sixth Amendment to the Real Estate Brokerage Franchise Agreement is entered into for the express purpose of modifying the date on which the Franchise Agreement will expire from March 3, 2014 to one day prior to the effective date (the “BHHS Effective Date”) of that certain Real Estate Brokerage Franchise Agreement, as amended, by and between BHH Affiliates, LLC and Watermark Realty, Inc., as more particularly set forth therein.

NOW, THEREFORE, in consideration of the foregoing facts, the mutual covenants contained herein and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Franchisor and Franchisee desire to modify the Franchise Agreement as set forth in this Sixth Amendment and, in connection therewith, the parties hereby agree as follows:

1.      New Expiration Date

The expiration date, as set forth in paragraph 17.02(e) of the Franchise Agreement, is hereby amended to be one day prior to the BHHS Effective Date.

2.   Other Matters

Franchisor and Franchisee further agree that, with respect to that certain Confidential Settlement Agreement and Mutual General Release agreement (the “Release”) executed by them on October 24, 2012, all provisions of the Release which permit Franchisee to terminate the Franchise Agreement prior to the expiration date set forth above are hereby deemed to be void and to have no further force or effect.

3.   Assignment by Franchisee

On the Effective Date, the following revisions are made to Section 10.02 of the Franchise Agreement:

(a)        Transfer to Affiliated Corporations.  Section 10.02(d) of the Franchise Agreement is deleted in its entirety and replaced with the following:

“Transfers to Affiliated Corporations.  The ownership of Franchisee may be transferred in whole or in part without the consent of Franchisor, upon 30 days’ prior written notice to Franchisor, to one or more entities (including, without limitation, partnerships, corporations, limited liability companies, joint ventures) wholly owned by the Equity Holder provided that (i) adequate provision is made for the management of the Franchised Business, and (ii) such Transfer may be denied by Franchisor if, in Franchisor’s reasonable judgment, the economic resources of the transferee are not sufficient to fully and faithfully conduct the Franchised Business as contemplated by this Agreement, or the Transfer and the prospective transferees may reasonably be expected to have a negative effect on the reputation or business operations of the Franchised Business, the Network, the System, or Franchisor, its parent or any of its affiliates.”

(b)        Other Transfers. Section 10.02(g) of the Franchise Agreement is deleted in its entirety and replaced with the following:

“Except as otherwise provided in this Agreement including subparagraph 10.02(p) as set forth in the Sixth Amendment, Franchisee or an Equity Holder may effect any Transfer of a direct or indirect interest in this Agreement, in the Franchised Business or in the economic benefits derived there from, or any equity interest in Franchisee, not permitted by the preceding subparagraphs (b) through (e), only after written notice to Franchisor and only with Franchisor’s written consent, which may not be unreasonably withheld. Franchisor shall exercise its good faith business judgment in determining whether to give or withhold its consent to a Transfer under this subparagraph 10.02(g).  Such exercise of good faith business judgment shall include Franchisor’s consideration of certain skills and qualifications of the prospective transferee that are of business concern to Franchisor, including without limitation, the following:  experience in real estate brokerage, financial and operational skills and qualifications, economic resources, reputation and character of such prospective transferees; the ability of such prospective transferee(s) to fully and faithfully conduct the Franchised Business as contemplated by this Agreement; and the effect that the Transfer and the prospective transferees will have or may reasonably be expected to have on the reputation or business operations of the Franchised Business, the Network, the System, or Franchisor, its parent or any of its affiliates.

Notwithstanding anything contained in this Section, Franchisor agrees that it will not withhold approval to a Transfer of the Franchise to a “Qualified Business” as hereinafter defined, provided that the following requirements for Franchisor’s approval are met: (i) the Qualified Business and/or its equity holders are or were in the real estate industry; (ii) the Qualified Business and its equity holders have not been the subject of a credible complaint of fraud or unfair trade practices (as reasonably determined by Franchisee) submitted to a real estate commission (if the Qualified Business and/or its Equity Holders were in the real estate industry) or any similar agency for any other type of business that resulted in an adjudication of guilt or liability; (iii) the Qualified Business has not been the subject of any criminal indictments or convictions and could not reasonably be expected to have a negative effect on the reputation or business operations of the Franchised Business, the Network, the System, or Franchisor, its parent or any of its affiliates; (iv) the Qualified Business and its equity holders have not been defendants in any civil proceeding in which any of them was found liable for fraud or similar claims (or agreed to pay $1,000,000 or more to settle such claims; (v) the Qualified Business and its owners must not appear on any federal U.S. or Interpol terrorist watch list or similar restricted parties list; (vi) the Qualified Business and its equity holders must not own any equity interest in or control, be controlled by, or under common control with an interest equal to or greater than 51% of a Direct Competitor of Franchisor or any real estate brokerage business that is the subject of a franchise agreement with a Direct Competitor of Franchisor; and (vii) the Qualified Business’s operation under the Franchise Agreement would not breach any existing agreements to which the Qualified Business and/or its owners are bound. For purposes of this Section, a “Qualified Business” shall mean any entity with a net worth as determined in accordance with U.S. Generally Accepted Accounting Principles of at least $20,000,000. A “Direct Competitor” is a person or entity that owns, operates, controls or is controlled by a franchisor of real estate brokerages.”

(c)        Equity Interest Defined.  The following is hereby added to the end of Section 10.02(h) of the Franchise Agreement:

“For purposes of this Agreement, and for so long as WCI Communities, LLC is the sole shareholder of Franchisee, the term “Equity Holder” shall mean only WCI Communities, LLC, and shall not mean or refer to any equity holder in WCI Communities, LLC.”

In addition, the term Equity Interest in Franchisee in the second sentence of Section 10.02(h) of the Franchise Agreement is deleted in its entirety and replaced with the following:

“Equity Interest in Franchisee shall also include any direct interest in this Agreement, in the Franchised Business or in the economic benefits derived therefrom or in the assets of the Franchised Business if such assets are transferred in connection with the transfer of a substantial portion of such assets.  Under no circumstances will an equity interest in WCI Communities, Inc. constitute an Equity Interest in Franchisee.”

(d)        Ownership of WCI Communities, Inc.  The following sentence is added as a new subparagraph 10.02(p) of the Franchise Agreement:

“Franchisor acknowledges that it has no right to approve or disapprove of any transfer of ownership of a direct or indirect interest in WCI Communities, Inc. (whether by stock sale, merger, operation of law or otherwise), or the sale of all or substantially all of the assets of WCI Communities, Inc. (including the Franchised Business); provided however that if (a) more than fifty one percent (51%) of the equity interests in WCI Communities, Inc. are acquired by a Direct Competitor of Franchisor, and (b) if WCI Communities, Inc. is a privately held company, then Franchisor shall have a one-time option to terminate this Franchise Agreement within twelve (12) months following receipt of notice of such fact.  If Franchisor shall exercise this early termination option, Franchisor and Franchisee shall enter into an amendment which amends the expiration date of this Agreement to be the termination date selected by Franchisor pursuant to the terms herein.”

(e)        Registration of Proposed Transfer. Section 10.02(j) of the Franchise Agreement is deleted and replaced with the following:

“If a proposed Transfer of an equity interest in Franchisee requires registration under any federal or state securities law, Franchisee shall: (i) notify Franchisor at least 45 days before the proposed effective date of the registration; (ii) accompany such notice with a one-time payment of a non-refundable fee of $5,000; (iii) reimburse Franchisor for expenses incurred by Franchisor in connection with its review of any materials concerning the proposed registration, including without limitation, attorneys’ fees and travel expenses; (iv) agree, and all participants in the proposed offering subject to registration shall agree, to fully indemnify Franchisor in connection with the registration in writing, in form and substance satisfactory to Franchisor; furnish Franchisor all information requested by Franchisor; (v) avoid any implication of Franchisor’s participating in or endorsing the offering, and (vi) use Franchisor’s service marks and trademarks only as directed by this Franchise Agreement.”

(f)        Transfer of Processing Fees.  Section 10.02(k) of the Franchise Agreement is deleted and replaced with the following:

“In the event Franchisee Transfers a ten percent (10%) or greater equity interest in Franchisee, a Transfer that would result in a change in Control of Franchisee, or an assignment of this Agreement, Franchisee shall pay to Franchisor a non-refundable transfer and processing fee of $5,000.  Such transfer and processing fees are payable upon the Transfer or assignment.”

(g)        Assumption of Obligations. Section 10.02(l) of the Franchise Agreement is hereby deleted in its entirety and replaced with the following.

“Prior to Franchisee’s Transfer of this Agreement, the transferee must agree to assume all of the Franchisee’s obligations under this Agreement.  No such Transfer shall be effective unless and until such transferee agrees to assume all of the Franchisee’s obligations under this Agreement.”

(h)        Conditions Precedent to Transfer. Section 10.02(m) of the Franchise Agreement is hereby deleted in its entirety and replaced with the following:

“Franchisor may require, as a condition precedent to its consent to a Transfer pursuant to this Article X, that Franchisee shall have complied materially as of the date of any such Transfer with all of its obligations to Franchisee.”

4.      Incorporation of the Franchise Agreement

All other terms and conditions of the Franchise Agreement not specifically modified herein shall remain in full force and effect. All capitalized terms not specifically defined herein shall have the meaning given to them in the Franchise Agreement.

5.      Counterparts; Electronic Signatures

Franchisor and Franchisee agrees that this Sixth Amendment may be executed in any number of counterparts, each of which shall be considered an original, and all of which, when taken together, will constitute one and the same Sixth Amendment. Franchisor and Franchisee further agree that facsimile or scanned copies of this executed Sixth Amendment shall have the same force and effect as an original, and shall be fully binding on Franchisor and Franchisee.

6.      Confidentiality

Franchisee agrees that it shall maintain the confidentiality of this Sixth Amendment and agrees it will not disclose the terms and conditions of this Sixth Amendment except as described herein.  Notwithstanding any provision in this Sixth Amendment to the contrary, the parties acknowledge and agree that WCI Communities, Inc. (“WCI”) will be attaching the Franchise Agreement and all of the amendments and exhibits thereto to WCI’s Registration Statement on Form S-1, subject however, to confidential treatment of any provisions thereof as may be granted by the Securities Exchange Commission (“SEC”).  The parties further acknowledge and agree that there can be no assurance of obtaining confidential treatment of any provisions from the SEC and the failure to obtain such confidential treatment shall have no effect on this Franchise Agreement and it shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed as of the first date indicated above.

FRANCHISEE:
WATERMARK REALTY, INC.,
a Delaware corporation

By:	/s/	Rei L. Mesa
Rei L. Mesa
Its:		President

FRANCHISOR:
BRER AFFILIATES LLC
a Delaware limited liability company

By:		HSF Affiliates LLC, its sole member

		By:	/s/ David S. Beard
David S. Beard
		Its:	Vice President and Corporate Counsel